UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2015

AMERITYRE CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005
(Address of principal executive office)

Registrant's telephone number, including area code: (702) 293-1930

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 1, 2015, Michael F. Sullivan (age 50) was appointed as the Company’s Chief Executive Officer.  Mr. Sullivan has been the Company’s Chief Operating Officer since December 1, 2014. Mr. Sullivan has 28 years of experience in Operations management and Engineering management in a variety of manufacturing industries. His career started at Johnson Matthey in 1987, where during his tenure he completed a 5 year expatriate assignment in Belgium designing, constructing and managing Europe’s largest autocatalyst facility.  From 1996 to 2007, he served as Director of Manufacturing for General Chemical’s Electronic Materials facility, as Director of Operations for Life Measurement Inc., a medical device manufacturer, as Director of Operations for Pinole Point Steel, a division of Material Sciences Corporation, and as Chief Operating Officer at Professional Finishing, Inc., a privately held coating company.  From January 2008 through November 2014, Mr. Sullivan was Principal at Versa Engineering and Technology, a privately held engineering consulting firm.  Mr. Sullivan has extensive quality management experience and is an IRCA certified auditor.  Mr. Michael Sullivan holds a BSE in Chemical Engineering from the University of Pennsylvania and an MBA in Finance and Marketing from the Haas School of Business at UC Berkeley.

Mr. Sullivan’s compensation will not change by this change in title. Mr. Sullivan will receive an annual salary of $150,000, with a discretionary bonus equal to 20% of the annualized salary rate and options as follows:
•	Tranche 1: 480,000 on December 1, 2014 with a strike price of $0.10, vest December 1, 2015, and expire December 1, 2020.
•	Tranche 2: 480,000 on December 1, 2015 with a strike price of $0.10, vest December 1, 2016, and expire December 1, 2020.
•
Tranche 3:  480,000 on December 1, 2016 with a strike price of $0.10, vest December 1, 2017, and expire December 1, 2020.  The award of these options will be based on certain company performance and other metrics, which will be determined on June 1, 2015 and again on or about July 1, 2016.

On April 1, 2015, Timothy L. Ryan resigned as the Company’s Chief Executive Officer, but remains the Chairman of the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  April 3, 2015

AMERITYRE CORPORATION

/s/ Lynda R. Keeton-Cardno
Lynda R. Keeton-Cardno
Chief Financial Officer
(Principal Financial and Accounting Officer)